Exhibit 99.1

POST APARTMENT HOMES, L.P.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

	Three Months Ended
	March 31,		Year Ended December 31,
	2005		2004		2003		2002		2001		2000
Earnings:

Income (loss) from continuing operations	$1,188		$(20,323)		$(20,292)		$36,409		$77,113		$88,561
Minority interest in consolidated property partnerships	(113)		(671)		(1,605)		(1,771)		(1,715)		(1,405)
Equity in (income) loss of unconsolidated entities	(147)		(1,083)		(7,790)		1,591		186		—

Income (loss) from continuing operations before minority interest and equity in income (loss) of unconsolidated entities	928		(22,077)		(29,687)		36,229		75,584		87,156
Add:
Distribution of income from investments in unconsolidated entities	583		1,929		11,294		—		—		—
Fixed Charges	17,886		82,021		71,089		66,423		67,072		63,560

Deduct:
Capitalized interest	(367)		(1,078)		(3,555)		(13,223)		(22,124)		(25,426)
Minority interest in income of consolidated property partnerships not incurring fixed charges	—		—		(73)		—		—		—

Total Earnings (A)	$19,030		$60,795		$49,068		$89,429		$120,532		$125,290

Fixed Charges:
Interest expense	$15,679		$65,415		$63,182		$50,231		$41,604		$34,861
Termination of debt remarketing agreement (interest expense) (1)	—		10,615		—		—		—		—
Amortization of deferred financing costs	1,688		4,304		3,801		2,327		1,978		1,636
Capitalized interest	367		1,078		3,555		13,223		22,124		25,426
Rentals (2)	152		609		551		642		1,366		1,637

Total Fixed Charges (B)	$17,886		$82,021		$71,089		$66,423		$67,072		$63,560

Ratio of Earnings to Fixed Charges (A / B)	1.1	x	0.7	x(3)	0.7	x(3)	1.3	x	1.8	x	2.0	x

(1)	In December 2004, Post Apartment Homes, L.P. terminated a remarketing agreement related to its $100,000, 6.85% Mandatory Par Put Remarketed Securities due in March 2015. In connection with the termination of the remarketing agreement, the Post Apartment Homes, L.P. paid $10,615 (interest expense), including transaction expenses. Under the provisions of the remarketing agreement, the remarketing agent had the right to remarket the $100,000, unsecured notes in March 2005 for a ten-year term at an interest rate calculated as 5.715% plus Post Apartment Homes, L.P.’s then current credit spread to the ten-year treasury rate. Post Apartment Homes, L.P. re-paid these unsecured notes in March 2005.

(2)	For the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003, the interest factor of rental expense is calculated as one-third of rental expense. For the years ended December 31, 2002 and prior, the interest factor of rental expense is calculated as one-third of rental expense for all leases except for two leases for which the interest factor is calculated as 100% of rental expense. Post Apartment Homes, L.P. believes these represent appropriate interest factors.

(3)	Post Apartment Homes, L.P. would need additional earnings of $21,226 for the year ended December 31, 2004 and $22,021 for the year ended December 31, 2003 for the Ratio of Earnings to Fixed Charges to equal 1.0.